Exhibit 99.1

NEWS release

 P.O. Box 10, Manitowoc, WI 54221-0010

For further information, contact:

Kevin M LeMahieu, Chief Financial Officer

Phone: (920) 652-3200 / klemahieu@bankfirstwi.bank

FOR IMMEDIATE RELEASE

Bank First Announces Net Income for the Second Quarter of 2019

•	Net income of $6.0 and $12.6 million for the three and six months ended June 30, 2019
•	Earnings per common share of $0.91 and $1.91 for the three and six months ended June 30, 2019
•	Annualized return on average assets of 1.33% and 1.41% for the three and six months ended June 30, 2019
•	Quarterly cash dividend of $0.20 per share declared, matching prior quarter and up 25% from the prior-year quarter

MANITOWOC, Wis, July 18, 2019 -- Bank First Corporation (NASDAQ: BFC) (“Bank First”), the holding company for Bank First, N.A., reported net income of $6.0 million, or $0.91 per share, for the second quarter of 2019, compared with net income of $6.4 million, or $0.96 per share, for the respective prior-year period. For the six months ended June 30, 2019, Bank First earned $12.6 million, or $1.91 per share, compared to $13.5 million, or $2.01 per share for the same period in 2018.

Operating Results

Net interest income during the second quarter of 2019 was $15.4 million, up $0.2 million from the previous quarter and down $0.4 million from the second quarter of 2018. Net interest income for the first six months of 2019 was $30.6 million, down from $32.1 million for the first six months of 2018.

Interest income related to purchased loan accounting entries, resulting from our purchase of Waupaca Bancorporation, Inc. (“Waupaca”) during the fourth quarter of 2017, increased net income (after tax) during the second quarter of 2019 by $0.7 million, or $0.10 per share, compared to $1.2 million, or $0.18 per share, for the second quarter of 2018. For the first six months of 2019 and 2018 the impact of these purchase loan accounting entries increased net income (after tax) by $1.4 million, or $0.21 per share, and $2.7 million, or $0.40 per share, respectively.

Net interest margin was 3.76% for the second quarter of 2019, compared to 3.86% for the second quarter of 2018. The aforementioned purchase loan accounting entries added 0.21% and 0.39% to net interest margin for each of these periods, respectively. Net interest margin was 3.79% for the first six months of 2019, including 0.23% from the impact of purchase accounting entries, compared to 3.95%, including 0.44% from the impact of purchase accounting entries, for the first six months of 2018.

Bank First recorded a provision for loan losses of $0.5 million during the second quarter of 2019, compared to $0.9 million during the second quarter of 2018. Provision expense was $1.1 million for the first six months of 2019 compared to $1.4 million for the same period during 2018.

Noninterest income was $2.7 million during the second quarter of 2019, compared to $3.0 million during the second quarter of 2018. The largest change in noninterest income from the year-over-year second quarter comparison was in regard to loan servicing income. During the second quarter of 2018, Bank First experienced a $0.4 million increase in the valuation of our mortgage servicing rights related to loans that we sold on the secondary market. No similar upward valuation was warranted during the second quarter of 2019, leading to the negative year-over-year variance.

Noninterest expense was $9.9 million in the second quarter of 2019, compared to $10.1 million during the second quarter of 2018. Expenses related to Bank First’s acquisition of Partnership Community Bancshares, Inc., which closed on July 12, 2019, totaled $0.5 million during the second quarter of 2019. These acquisition related expenses were primarily in the areas of outside service fees and occupancy and equipment expenses. Outside of the impacts of the acquisition in these areas, noninterest expenses fell in line with expectations and longer-term trends.

Balance Sheet

Total assets were $1.81 billion at June 30, 2019, up $13.3 million from December 31, 2018, and up $64.6 million from June 30, 2018. Total loans were $1.42 billion at June 30, 2019, down $9.3 million from December 31, 2018, and $15.3 million from June 30, 2018. Continuing a trend of recent quarters, loan balances in markets acquired in the Waupaca transaction saw year-over-year contraction of $34.2 million, or approximately 13.3%. It is anticipated that we are nearing the end of contraction in the loan portfolios in these markets, and they should no longer be detrimental to overall loan growth in future quarters. Total deposits, nearly all of which remain core deposits, were $1.57 billion at June 30, 2019, up $17.8 million from December 31, 2018, and up $79.6 million from June 30, 2018. Deposit growth outpaced loan growth by $94.9 million over the trailing twelve-month period. Noninterest-bearing demand deposits increased $70.9 million year-over-year, comprising 30.6% of total deposits at June 30, 2019 compared to 27.4% one year earlier.

Asset Quality

Nonperforming assets at June 30, 2019 totaled $19.8 million, down from $23.3 million and $23.0 million at the end of the fourth and second quarters of 2018, respectively. Nonperforming assets to total assets ended the second quarter of 2019 at 1.10%, down from 1.30% and 1.32% at the end of the fourth and second quarter of 2018, respectively. Excluding relationships and foreclosed properties acquired in the Waupaca acquisition, Bank First’s nonperforming assets to total assets equaled 0.18% at June 30, 2019.

Capital Position

Stockholders’ equity totaled $185.4 million at June 30, 2019, an increase of $11.1 million from the end of 2018 and $20.2 million from June 30, 2018. Strong earnings served to increase capital while being offset by dividends totaling $5.0 million and repurchases of Bank First stock into treasury totaling $5.3 million during the trailing twelve months.

Dividend Declaration

Bank First’s Board of Directors approved a quarterly cash dividend of $0.20 per common share, payable on October 8, 2019, to shareholders of record as of September 24, 2019.

Bank First Corporation provides financial services through its subsidiary, Bank First, which was incorporated in 1894. The Bank is an independent community bank with 23 banking locations in Wisconsin. The Bank has grown through both acquisitions and de novo branch expansion. The Bank offers loan, deposit and treasury management products at each of its banking offices. Insurance services are available through our bond with Ansay & Associates, LLC. Trust, investment advisory and other financial services are offered through the Bank’s partnership with Legacy Private Trust, an alliance with Morgan Stanley and an affiliation with McKenzie Financial Services, LLC. The Bank is a co-owner of a data processing subsidiary, UFS, LLC, which provides data and technology services to banks in the Midwest. The Company employs approximately 279 full-time equivalent staff and has assets of approximately $2.1 billion. Further information about Bank First Corporation is available by clicking on the Investor Relations tab at www.BankFirstWI.bank.

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Forward Looking Statements: This news release may contain certain “forward-looking statements” that represent Bank First Corporation’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by Bank First Corporation or on its behalf. Bank First Corporation disclaims any obligation to update such forward-looking statements. In addition, statements regarding historical stock price performance are not indicative of or guarantees of future price performance.

Bank First Corporation

Consolidated Financial Summary (Unaudited)

	At or for the Three Months Ended					At or for the Six Months Ended
(In thousands, except per share data)	6/30/2019	3/31/2019	12/31/2018	9/30/2018	6/30/2018	6/30/2019	6/30/2018

Results of Operations:

Interest income	$20,158	$19,723	$19,753	$19,510	$19,372	$39,881	$38,681
Interest expense	4,784	4,523	4,240	3,974	3,604	9,307	6,631

Net interest income	15,374	15,200	15,513	15,536	15,768	30,574	32,050
Provision for loan losses	500	625	750	800	900	1,125	1,385

Net interest income after provision for loan losses	14,874	14,575	14,763	14,736	14,868	29,449	30,665

Noninterest income	2,713	3,306	2,553	2,508	3,027	6,019	6,470
Noninterest expense	9,932	9,302	9,893	9,708	10,064	19,234	20,041

Income before income tax expense	7,655	8,579	7,423	7,536	7,831	16,234	17,094
Income tax expense	1,666	1,992	1,362	1,604	1,431	3,658	3,631

Net income	$5,989	$6,587	$6,061	$5,932	$6,400	$12,576	$13,463

Earnings per common share - Basic	$0.91	$1.00	$0.91	$0.89	$0.96	$1.91	$2.01
Earnings per common share - Diluted	0.90	1.00	0.91	0.89	0.96	1.89	2.01

Common Shares:

Basic weighted average	6,577,016	6,574,362	6,647,586	6,661,337	6,672,344	6,575,696	6,692,523
Diluted weighted average	6,675,794	6,608,273	6,647,586	6,661,337	6,672,344	6,642,222	6,692,523
Outstanding	6,576,171	6,577,045	6,610,358	6,659,021	6,662,292	6,576,171	6,662,292

Noninterest income / noninterest expense:

Service charges	$799	$679	$890	$971	$786	$1,478	$1,632
Income from Ansay	543	875	180	176	562	1,418	1,758
Income from UFS	731	594	708	660	586	1,325	1,195
Loan servicing income	244	223	372	260	604	467	846
Net gain on sales of mortgage loans	154	87	188	144	128	241	285
Noninterest income from strategic alliances	29	19	22	24	21	48	44
Other noninterest income	213	829	193	273	340	1,042	710

Total noninterest income	$2,713	$3,306	$2,553	$2,508	$3,027	$6,019	$6,470

Personnel expense	$5,403	$5,310	$5,532	$5,205	$5,446	$10,713	$10,763
Occupancy, equipment and office	832	849	799	817	532	1,681	1,882
Data processing	960	913	899	856	925	1,873	1,864
Postage, stationery and supplies	192	123	156	138	159	315	326
Net (gain) loss on sales of other real estate owned	(135)	36	(79)	233	(38)	(99)	98
Net (gain) loss on sales of securities	(23)	(234)	-	(19)	47	(257)	44
Advertising	53	74	78	36	54	127	106
Charitable contributions	141	131	121	169	322	272	695
Outside service fees	982	684	899	817	896	1,666	1,416
Amortization of intangibles	161	161	189	189	189	322	378
Other noninterest expense	1,366	1,255	1,299	1,267	1,532	2,621	2,469

Total noninterest expense	$9,932	$9,302	$9,893	$9,708	$10,064	$19,234	$20,041

Period-end balances:

Loans	$1,419,192	$1,432,094	$1,428,494	$1,441,477	$1,434,504	$1,419,192	$1,434,504
Allowance for loan losses	12,170	12,213	12,248	11,560	13,047	12,170	13,047
Investment securities available-for-sale, at fair value	120,083	122,761	118,906	119,623	121,550	120,083	121,550
Investment securities held-to-maturity, at cost	39,537	40,769	40,768	40,882	41,203	39,537	41,203
Goodwill and other intangibles, net	19,998	20,160	20,321	20,425	20,614	19,998	20,614
Total assets	1,806,467	1,805,408	1,793,165	1,735,754	1,741,874	1,806,467	1,741,874
Deposits	1,574,998	1,573,677	1,557,167	1,486,470	1,495,424	1,574,998	1,495,424
Stockholders' equity	185,448	179,177	174,323	169,133	165,200	185,448	165,200
Book value per common share	28.20	27.24	26.37	25.40	24.80	28.20	24.80
Tangible book value per common share	25.63	24.65	23.76	22.78	22.15	25.63	22.15

Average balances:

Loans	$1,420,710	$1,434,283	$1,435,745	$1,437,832	$1,424,604	$1,427,458	$1,414,727
Interest-earning assets	1,679,604	1,652,106	1,637,080	1,654,966	1,676,017	1,665,930	1,673,742
Total assets	1,801,530	1,773,345	1,755,835	1,772,768	1,794,227	1,787,515	1,790,288
Deposits	1,563,322	1,548,306	1,510,978	1,487,865	1,474,952	1,556,369	1,473,184
Interest-bearing liabilities	1,142,604	1,141,177	1,144,202	1,185,391	1,215,923	1,141,894	1,213,758
Goodwill and other intangibles, net	20,096	20,259	20,377	20,610	20,474	20,177	20,488
Stockholders' equity	181,498	175,058	170,992	167,651	162,860	178,295	162,100

Financial ratios:

Return on average assets	1.33%	1.49%	1.37%	1.33%	1.42%	1.41%	1.50%
Return on average common equity	13.20%	15.05%	14.06%	14.04%	15.59%	14.11%	16.61%
Average equity to average assets	10.07%	9.87%	9.74%	9.46%	9.08%	9.97%	9.48%
Stockholders' equity to assets	10.27%	9.92%	9.72%	9.74%	9.48%	10.27%	9.48%
Tangible equity to tangible assets	9.74%	9.06%	8.85%	8.83%	8.56%	9.74%	8.56%
Loan yield	5.22%	5.15%	5.09%	4.98%	5.04%	5.19%	5.08%
Earning asset yield	4.90%	4.93%	4.88%	4.76%	4.72%	4.92%	4.75%
Cost of funds	1.68%	1.61%	1.47%	1.33%	1.19%	1.64%	1.10%
Net interest margin, taxable equivalent	3.76%	3.82%	3.85%	3.81%	3.86%	3.79%	3.95%
Net loan charge-offs to average loans	0.16%	0.18%	0.00%	0.16%	0.00%	0.17%	-0.01%
Nonperforming loans to total loans	1.20%	1.14%	1.44%	1.99%	1.43%	1.20%	1.43%
Nonperforming assets to total assets	1.10%	1.07%	1.30%	1.79%	1.32%	1.10%	1.32%
Allowance for loan losses to loans	0.86%	0.85%	0.86%	0.80%	0.91%	0.86%	0.91%